Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
First Bancorp

We consent to the incorporation by reference in the Registration Statement of First Bancorp on Form S-8 relating to the First Bancorp 2004 Stock Option Plan (File no. 333-118570), the Registration Statement on Form S-8 relating to additional shares available for issuance under the First Bancorp 1994 Stock Option Plan (File no. 333-150375), Amendment No. 1 to the Registration Statement on Form S-8 relating to the First Bancorp 1994 Stock Option Plan (File no. 033-82542), the Registration Statement of First Bancorp on Form S-8 relating to the First Bancorp 1994 Stock Option Plan (File no. 333-58668), the Registration Statement on Form S-8 related to the First Bancorp 2007 Equity Plan (File no. 333-150377), the Registration Statement on Form S-8 related to the Great Pee Dee Bancorp, Inc. stock option plan (File no. 333-150377),  the Registration Statement of First Bancorp on Form S-8 relating to three First Savings Bancorp, Inc. stock option plans (File no. 333-51798), the Registration Statement on Form S-3D relating to the First Bancorp Dividend Reinvestment and Common Stock Purchase Plan (File no. 333-150099), and the Registration Statement of First Bancorp on Form S-3, and its first amendment, relating to preferred stock, common stock and warrants associated with First Bancorp’s participation in the United States Treasury’s Capital Purchase Program (File no. 333-157182) of our report dated March 10, 2009, relating to our audits of the consolidated balance sheets of First Bancorp and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2008, which appears in the December 31, 2008 Annual Report on Form 10-K of First Bancorp.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina
March 16, 2009